THE NEW HOME COMPANY REPORTS 2016 FIRST QUARTER RESULTS

- Backlog Dollar Value up 183% to $234 million -
- New Home Orders up 124% -
- Wholly Owned Community Count up 150% -

Aliso Viejo, California, April 29, 2016. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2016 first quarter.

Larry Webb, the Company’s Chief Executive Officer commented, “The New Home Company continues to lay the foundation for long-term growth. We increased our wholly owned community count by 150% and ended the 2016 first quarter with over 180% more homes in backlog than we had in the first quarter of 2015. These factors should lead to materially better results as the year progresses and we convert our substantially larger backlog and generate additional sales from our new communities. In addition, we deployed newly raised capital and bolstered our land portfolio by investing approximately $85 million in land and deposits during the quarter.” Mr. Webb concluded, “I continue to remain optimistic about the long-term outlook for our Company given the current demand environment, the limited supply of new and existing home inventory, and our market positioning.”

First Quarter 2016 Operating Results

Total revenues for the 2016 first quarter were $85.2 million, compared to $102.9 million in the prior year period. Net loss attributable to the Company was $0.8 million, or ($0.04) per diluted share, compared to net income of $4.6 million, or $0.28 per diluted share, in the year earlier period. The year-over-year change in net income was primarily due to anticipated decreases in home sales revenue and homebuilding gross margin due to a shift in mix, a $1.9 million reduction in joint venture income, and an increase in selling, general and administrative expenses (“SG&A”) related to increased community count and growth in our business.

Wholly Owned Projects

Home sales revenue for the 2016 first quarter was $42.3 million, compared to $56.2 million in the prior year period. The decrease in home sales revenue was driven primarily by a 22% decrease in the average selling price of homes delivered from $1.9 million in the prior year period to $1.5 million. The decrease in average selling price was largely attributable to a product mix shift to lower-priced homes in Northern California communities.

Homebuilding gross margin percentage was 13.3%, compared to 15.7% in the prior year period. The year-over-year decrease in gross margin percentage was also due to a mix shift in deliveries. In order to reflect more comparable gross margin and SG&A percentage metrics with other homebuilders, effective January 1, 2016, the Company started amortizing certain capitalizable selling and marketing costs associated with model set-up to selling and marketing expenses versus cost of home sales. As a result of such change in policy, the Company reclassified $0.9 million in capitalizable selling and marketing costs for the three months ended March 31, 2015 out of cost of home sales to selling and marketing expenses to conform with current year presentation. Adjusted homebuilding gross margin percentage, which excludes interest in cost of home sales, was 14.8%*, compared to 16.3%* in the prior year period.

SG&A expenses as a percentage of home sales revenue was 20.4% versus 10.3% in the prior year period. The increase in the SG&A expense ratio resulted from higher selling and marketing expenses due to a 150% increase in active community count, increased G&A to support our growth, and lower home sales revenue.

New home orders were up 124% to 56 homes, compared to 25 homes in the prior year period. The Company's monthly sales absorption pace was 1.8 sales per average selling community, as compared to 2.1 sales per average selling community in the prior year period. The Company more than doubled its actively selling communities to 10 at the end of the 2016 first quarter, compared to four as of the end of the prior year quarter. The dollar value of the Company's wholly owned backlog at the end of the 2016 first quarter was up 183% year-over-year to $234.0 million and totaled 104 homes compared to 37 homes in the prior year period.

Fee Building Projects

Fee building revenue for the 2016 first quarter decreased 8% to $42.9 million due to a decrease in management fees from our JVs and a reduction in fee building construction activity. Fee building gross margin was $2.0 million, compared to $2.9 million in the prior year period. The decrease in fee building gross margin was primarily the result of a decline in management fees due to lower joint venture home deliveries and land sales revenue.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income (loss) for the 2016 first quarter was down $1.9 million as compared to the prior year period. The decrease in income was driven largely by a decrease in land sales revenue and land sales gross margin.

The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Total revenue of the JVs was $42.0 million and net income was $2.1 million, compared to $81.2 million and $10.8 million in the prior year period, respectively. Home sales revenue of the JVs was $38.2 million, compared to $51.2 million in the prior year period. Homebuilding gross margin percentage generated by the JVs during the quarter decreased slightly to 18.1%, compared to 18.6% in the prior year period.

At the end of the 2016 first quarter, the JVs had six actively selling communities, down from nine at the end of the prior year period. New home orders from JVs for the 2016 first quarter declined 57% to 46 as compared to the prior year period of 108 homes. The dollar value of homes in backlog from unconsolidated JVs at the end of the 2016 first quarter was down 44% to $94.7 million from 101 homes, compared to $170.6 million from 129 homes in the prior year period. The decline in JV orders, monthly sales absorption rate and the dollar value of joint venture backlog was due largely to fewer actively selling JV communities as well as having fewer homes available to sell within each of the remaining communities as many of these joint ventures wind down. In addition, the dollar value backlog of JV lots at the end of the 2016 first quarter was approximately $36.9 million versus $45.7 million in the year earlier period.

Balance Sheet and Liquidity

During the 2016 first quarter, the Company’s real estate inventories increased by $124.1 million primarily due to the investment of approximately $85 million in land and land deposits. As of March 31, 2016, the Company had $43.9 million of cash and cash equivalents, $10.1 million in available loan commitments and $194.7 million of total debt outstanding. The Company ended the 2016 first quarter with a net debt-to-capital ratio of 40.5%*.

Income Taxes

The year-over-year change in effective tax rate was driven primarily by a permanent book-to-tax difference related to stock-based awards that vested during the 2016 first quarter.

Guidance

Except for a modification in expected year-end community count, the Company maintained its full year guidance for 2016 as follows:

•	Home sales revenue of $450 - $500 million

•	Fee building revenue of $100 - $120 million

•	Income from unconsolidated joint ventures of $10 - $12 million

•	Wholly owned active year-end community count of 13

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, April 29, 2016 to review first quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through May 29, 2016 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13634272.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our ability to execute our strategic growth objectives, revenues, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development, home construction or home sales resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the cyclical and competitive nature of our business, litigation and warranty claims; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015	Change
Operating Data:
Total revenues	$85,240	$102,865	$(17,625)
Home sales revenue	$42,303	$56,235	$(13,932)
Homebuilding gross margin	$5,633	$8,827	$(3,194)
Homebuilding gross margin %	13.3%	15.7%	(2.4)%
Adjusted homebuilding gross margin %**	14.8%	16.3%	(1.5)%
Fee building revenue (1)	$42,937	$46,630	$(3,693)
Fee building gross margin	$2,023	$2,853	$(830)
Fee building gross margin %	4.7%	6.1%	(1.4)%
Equity in net income (loss) of unconsolidated joint ventures	$(7)	$1,868	$(1,875)
Net income (loss) attributable to The New Home Company Inc.	$(814)	$4,569	$(5,383)
Interest incurred and capitalized to inventory	$1,281	$878	$403
Interest in cost of home sales	$648	$359	$289
Other Data:
New home orders	56	25	31
New homes delivered	28	29	(1)
Average selling price of homes delivered	$1,511	$1,939	$(428)
Selling communities at end of period	10	4	6
Backlog (est. dollar value)	$233,960	$82,707	$151,253
Backlog (homes)	104	37	67
Average selling price of homes in backlog	$2,250	$2,235	$15
Lots owned and controlled (2)	5,957	5,433	524

	March 31,	December 31,
Balance Sheet Data:	2016	2015	Change
Cash, cash equivalents and restricted cash	$44,771	$46,254	$(1,483)
Real estate inventories	$334,009	$209,918	$124,091
Notes payable, including unsecured revolving credit facility	$194,734	$83,082	$111,652
Equity, exclusive of noncontrolling interest	$220,219	$220,775	$(556)
Book capitalization	$414,953	$303,857	$111,096
Ratio of debt-to-capital	46.9%	27.3%	19.6%
Ratio of net debt-to-capital	40.5%	14.3%	26.2%

(1) Fee building revenue includes management fees from unconsolidated joint ventures.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
** See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015	Change
Operating Data:
Home sales revenue	$38,201	$51,239	$(13,038)
Homebuilding gross margin	$6,923	$9,532	$(2,609)
Homebuilding gross margin %	18.1%	18.6%	(0.5)%
Adj homebuilding gross margin %**	19.5%	20.2%	(0.7)%
Land sales revenue	$3,756	$29,985	$(26,229)
Net income	$2,141	$10,766	$(8,625)
Interest in cost of home sales	$535	$819	$(284)
Other Data:
New home orders	46	108	(62)
New homes delivered	45	54	(9)
Average selling price of homes delivered	$849	$949	$(100)
Selling communities at end of period	6	9	(3)
Backlog homes (est. dollar value)	$94,707	$170,600	$(75,893)
Backlog (homes)	101	129	(28)
Average selling price of homes in backlog	$938	$1,322	$(384)
Backlog lots (est. dollar value)***	$36,894	$45,662	$(8,768)
Lots owned and controlled	3,242	3,558	(316)

	March 31,	December 31,
Balance Sheet Data:	2016	2015	Change
Cash, cash equivalents and restricted cash	$57,073	$66,215	$(9,142)
Real estate inventories	$422,564	$415,730	$6,834
Notes payable	$113,008	$94,890	$18,118
The Company's equity	$48,717	$60,572	$(11,855)
Other partners' equity	$267,278	$272,642	$(5,364)
Book capitalization	$429,003	$428,104	$899
Ratio of debt-to-capital	26.3%	22.2%	4.1%

** See "Reconciliation of Non-GAAP Financial Measures" beginning on page 10.
*** Amounts include $5.3 million and $18.1 million of backlog dollar value related to purchase contracts between an unconsolidated joint venture and the Company for the three months ended March 31, 2016 and 2015, respectively.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$43,928	$45,874
Restricted cash	843	380
Contracts and accounts receivable	18,085	23,960
Due from affiliates	880	979
Real estate inventories	334,009	209,918
Investment in unconsolidated joint ventures	48,717	60,572
Other assets	11,266	9,587
Total assets	$457,728	$351,270

Liabilities and equity
Accounts payable	$32,377	$26,371
Accrued expenses and other liabilities	9,268	19,827
Due to affiliates	263	293
Unsecured revolving credit facility	189,924	74,924
Other notes payable	4,810	8,158
Total liabilities	236,642	129,573
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,708,973 and 20,543,130, shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	207	205
Additional paid-in capital	194,693	194,437
Retained earnings	25,319	26,133
Total The New Home Company Inc. stockholders' equity	220,219	220,775
Noncontrolling interest in subsidiary	867	922
Total equity	221,086	221,697
Total liabilities and equity	$457,728	$351,270

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$42,303	$56,235
Fee building, including management fees from unconsolidated joint ventures of $2,175 and $2,968, respectively	42,937	46,630
	85,240	102,865
Expenses:
Cost of homes sales	36,670	47,408
Cost of fee building	40,914	43,777
Selling and marketing	3,476	2,150
General and administrative	5,175	3,660
	86,235	96,995
Equity in net income (loss) of unconsolidated joint ventures	(7)	1,868
Other expense, net	(109)	(308)
Income (loss) before income taxes	(1,111)	7,430
Benefit (provision) for income taxes	242	(2,885)
Net income (loss)	(869)	4,545
Net loss attributable to noncontrolling interest	55	24
Net income (loss) attributable to The New Home Company Inc.	$(814)	$4,569

Earnings (loss) per share attributable to The New Home Company Inc.
Basic	$(0.04)	$0.28
Diluted	$(0.04)	$0.28
Weighted average shares outstanding:
Basic	20,599,014	16,487,859
Diluted	20,599,014	16,574,280

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(Dollars in thousands)
Operating activities:
Net income (loss)	$(869)	$4,545
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Deferred taxes	(27)	(5,841)
Amortization of equity based compensation	985	254
Tax valuation adjustment from stock-based compensation	97	—
Distributions of earnings from unconsolidated joint ventures	—	2,702
Equity in net (income) loss of unconsolidated joint ventures	7	(1,868)
Deferred profit from unconsolidated joint ventures	312	(978)
Depreciation and amortization	125	113
Abandoned project costs	149	115
Net changes in operating assets and liabilities:
Restricted cash	138	138
Contracts and accounts receivable	5,875	(3,572)
Due from affiliates	53	1,505
Real estate inventories	(100,725)	(11,215)
Other assets	(1,603)	5,556
Accounts payable	5,470	3,546
Accrued expenses and other liabilities	(10,723)	(4,530)
Due to affiliates	(30)	—
Net cash used in operating activities	(100,766)	(9,530)
Investing activities:
Purchases of property and equipment	(174)	(155)
Contributions to unconsolidated joint ventures	(4,327)	(2,131)
Distributions of capital from unconsolidated joint ventures	3,531	6,492
Net cash provided by (used in) investing activities	(970)	4,206
Financing activities:
Borrowings from credit facility and other notes payable	115,339	21,677
Repayments of credit facility and other notes payable	(14,822)	(8,623)
Minimum tax withholding paid on behalf of employees for stock awards	(630)	—
Tax valuation adjustment from stock-based compensation	(97)	—
Net cash provided by financing activities	99,790	13,054
Net increase (decrease) in cash and cash equivalents	(1,946)	7,730
Cash and cash equivalents – beginning of period	45,874	44,058
Cash and cash equivalents – end of period	$43,928	$51,788

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three months ended March 31,
	2016	%	2015	%
	(Dollars in thousands)
Homebuilding
Home sales revenue	$42,303	100.0%	$56,235	100.0%
Cost of home sales	36,670	86.7%	47,408	84.3%
Homebuilding gross margin	5,633	13.3%	8,827	15.7%
Add: Interest in cost of home sales	648	1.5%	359	0.6%
Adjusted homebuilding gross margin	$6,281	14.8%	$9,186	16.3%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$38,201	100.0%	$51,239	100.0%
Cost of home sales	31,278	81.9%	41,707	81.4%
Homebuilding gross margin	6,923	18.1%	9,532	18.6%
Add: Interest in cost of home sales	535	1.4%	819	1.6%
Adjusted homebuilding gross margin	$7,458	19.5%	$10,351	20.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2016	2015
	(Dollars in thousands)
Notes payable, including unsecured revolving credit facility	$194,734	$83,082
Equity, exclusive of noncontrolling interest	220,219	220,775
Total capital	$414,953	$303,857
Ratio of debt-to-capital (1)	46.9%	27.3%

Notes payable, including unsecured revolving credit facility	$194,734	$83,082
Less: cash, cash equivalents and restricted cash	44,771	46,254
Net debt	149,963	36,828
Equity, exclusive of noncontrolling interest	220,219	220,775
Total capital	$370,182	$257,603
Ratio of net debt-to-capital (2)	40.5%	14.3%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.

SCHEDULE OF QUARTERLY AMORTIZATION OF CAPITALIZABLE MODEL SET-UP SELLING AND MARKETING EXPENSES, GROSS MARGINS AND SG&A EXPENSES
(Unaudited)
Effective January 1, 2016, the Company started amortizing certain capitalizable selling and marketing ("S&M") costs to selling and marketing expenses versus cost of home sales. We believe that the revised presentation and classification of these capitalizable model set-up S&M costs as a selling and marketing expense is more comparable with how other homebuilders reflect such costs in their gross margin and SG&A percentage metrics. We also believe this presentation is more useful to management and investors in evaluating our performance. The table below provides a quarterly summary of 2015 S&M costs reclassified to conform with the current year presentation and the resulting change in gross margin, as well as the impact on the Company's SG&A expense ratio as a percentage of home sales revenue.

Period	Gross Margin as Previously Reported		Capitalized S&M Reclassification	Gross Margin as Revised		Basis Points Change in GM% (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	7,956	14.1%	871	8,827	15.7%	160 bps
Q2 2015	2,006	10.4%	598	2,604	13.6%	320 bps
Q3 2015	7,989	13.8%	1,148	9,137	15.8%	200 bps
Q4 2015	22,228	15.1%	2,181	24,409	16.6%	150 bps
2015 Total	40,179	14.3%	4,798	44,977	16.1%	180 bps

Period	S&M Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	S&M Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in S&M expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	1,279	2.3%	871	2,150	3.8%	150 bps
Q2 2015	1,341	7.0%	598	1,939	10.1%	310 bps
Q3 2015	2,294	4.0%	1,148	3,442	5.9%	190 bps
Q4 2015	4,029	2.7%	2,181	6,210	4.2%	150 bps
2015 Total	8,943	3.2%	4,798	13,741	4.9%	170 bps

Period	SG&A Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	SG&A Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in SG&A expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	4,939	8.8%	871	5,810	10.3%	150 bps
Q2 2015	5,654	29.5%	598	6,252	32.6%	310 bps
Q3 2015	7,399	12.8%	1,148	8,547	14.8%	200 bps
Q4 2015	11,229	7.6%	2,181	13,410	9.1%	150 bps
2015 Total	29,221	10.4%	4,798	34,019	12.1%	170 bps

(1)    Some quarterly amounts do not tie across the categories presented due to rounding differences.